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                                                               Exhibit 10.35

                                                                           1

                                SERVICE AGREEMENT

                  This Service Agreement ("Agreement") is made and entered into as of this 10th day of September, 2001 ("Effective Date"), by and between Weight Watchers International, Inc., a Virginia corporation ("WWI"), and
WeightWatchers.com, Inc., a Delaware corporation ("WW.com").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, WWI and WW.com initially executed a certain Intellectual Property License Agreement on September 29, 1999, as amended ("INITIAL LICENSE AGREEMENT");

                  WHEREAS, WWI and WW.com have executed an Amended and Restated Intellectual Property License Agreement, dated as of the date hereof ("LICENSE AGREEMENT");

                  WHEREAS, pursuant both to the Initial License Agreement and the License Agreement, WWI agreed to license to WW.com the right to use certain Licensed Property (as defined in the License Agreement) in connection with WW.com's conduct of an on-line business;

                  WHEREAS, in partial consideration for these rights, and in exchange for the payment of certain additional fees, WW.com agreed to provide WWI with certain services, which are more fully described herein;

                  NOW, THEREFORE, for good and valuable consideration, including that stated in Article 6 herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                  Article 1. DEFINITIONS. Unless otherwise set forth herein, all defined terms used herein shall have the meanings ascribed to them in the License Agreement.

                  Section 1.1. "EXPENSES" shall mean:

                  (a) All fully-loaded personnel costs directly associated with services under this agreement (salary, benefits, space and utility allocation, computing and support allocations), contractor costs, and travel and living expenses at Licensee's cost. To the extent Licensee's personnel work on several projects, they shall maintain accurate records to reflect how their time is distributed across projects;

                  (b) All communications, printing and production costs, and all support and administrative costs incurred by Licensee that are specifically attributed to a project under this agreement; and

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                                                                           2

                  (c) All expenses other than personnel costs covered in Section 1.1(a) above incurred in the operations and maintenance of pages, subsites, and other infrastructure under this Agreement. Infrastructure and other fixed costs shall be allocated between Licensor and Licensee on the basis of number of pages, number of hits, bandwidth used and/or other metrics agreed by both parties.

                  Section 1.2. "LOOK AND FEEL" shall mean the look and feel, User interface and flow of User experience of an Internet site.

                  Section 1.3. "USER" shall mean any end-user of the Internet or any other Electronic Medium.

                  Article 2. SERVICE CATEGORIES. During the Term, and subject to the terms and conditions of this Agreement, WW.com shall provide all necessary and desirable services within Information Distribution, Marketing Services and Customer Communication Services, that WWI may, from time to time, request pursuant to the procedures set forth in this Agreement. Services to be provided are of the following types (collectively, "SERVICES"):

                  (a) services pertaining to the hosting, display and distribution via the Electronic Medium on the Site of corporate, investor and other business information provided by WWI both to its customers and to its Affiliates, Franchisees, employees, suppliers and service providers, including, but not limited to (x) the design, creation and publication on the Sites of web pages devoted specifically and exclusively (unless otherwise requested by Licensor) to the display and publication of corporate, investor and other business information that pertains to WWI, its Affiliates and its Franchisees, and (y) the development of functionality enabling controlled access to restricted portions of the Sites by Affiliates, Franchisees, employees, suppliers and service providers (all such services, "INFORMATION DISTRIBUTION SERVICES").

                  (b) services pertaining to the distribution via the Electronic Medium of marketing and promotional information provided by WWI in connection with the sale outside the Electronic Medium by WWI, its Affiliates, or Franchisees of products and services currently known as Weight Watchers Classes, At Home or By Mail, Men Products sold by mail delivery (such as GutBusters), and the Weight Watchers Magazine, and similar and successor products and services (such products and services "WW PRODUCTS"), including, but not limited to, publishing on the Sites information regarding WW Products (such services, "MARKETING SERVICES").

                  (c) services pertaining to the communication by WWI, its Affiliates and Franchisees via the Electronic Medium with their customers for the purpose of customer service in connection with WW Products, including, but not limited to, establishing a means by which customers can send questions to WWI, its Affiliates, or Franchisees regarding WW Products electronically and via the Site, and receive responses to such questions from WWI, its Affiliates


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                                                                           2

or Franchisees electronically and via the Site (such services, "CUSTOMER COMMUNICATION Services").

                  Article 3. REQUEST PROCEDURES.

                  Section 3.1. INITIAL REQUEST FOR SERVICES. WWI shall be responsible for communicating all initial requests for Services in writing to the appropriate officer or employee of WW.com, as designated by WW.com (each, an "INITIAL REQUEST"). Each Initial Request shall contain (i) a general description of the services requested (as described, a "SERVICE PROJECT"), (ii) the proposed timing for WW.com's provision of such Service Project, (iii) the name of the contact person at WWI for such Service Project to whom WW.com should direct any future communications ("PROJECT CONTACT"), and (iv) the means by which WW.com should contact the Project Contact to respond to the Initial Request. WW.com shall acknowledge receipt of all Initial Requests submitted by WWI within five
(5) business days by contacting the Project Contact in the manner set forth in the Initial Request.

                  Section 3.2. PROJECT WORK STATEMENT. Following the communication of an Initial Request for Services, the Parties shall negotiate and execute, in good faith, a document containing INTER ALIA (i) a schedule of milestones for completion and/or implementation of each requested Service Project, (ii) a schedule of any anticipated maintenance activities required following the initial provision or implementation of such Service Project ("MAINTENANCE PROJECTS") (the Service Projects and Maintenance Projects, collectively, "PROJECTS"), and (iii) an estimated budget for such Projects (such document, a "PROJECT WORK STATEMENT"). Absent contrary language in a Project Work Statement, any quotations or milestones therein are binding upon its execution. The parties shall update each Project Work Statement from time to time as set forth in Sections 3.3 and 3.4.

                  Section 3.3. QUARTERLY MEETINGS. During the Term, the parties shall meet quarterly, to the extent practicable within 30 days after the end of each calendar quarter, to discuss the status of any and all Projects being rendered by WW.com, the outcome of any Services that were rendered by WW.com during the previous calendar quarter, any Projects that WWI wishes to propose for provision by WW.com during the present calendar quarter, and any other issues that either Party wishes to discuss, to the extent such issues pertain to the provision of Services pursuant to this Agreement (each such meeting, a "QUARTERLY MEETING"). During each Quarterly Meeting, to the extent applicable and deemed necessary by the Parties, the Parties shall execute updates or revisions to any Project Work Statements covering ongoing Projects and initial Project Work Statements for any proposed Projects. In addition, with respect to EACH ongoing Project, WW.com shall provide to WWI, within five (5) business days before each Quarterly Meeting, a statement (i) describing the status of such Project, (ii) summarizing all expenditures made to date and any cost overruns anticipated in connection with its provision of such Project, and (iii) revising, to the extent necessary, the time frame for the achievement of any milestones previously established in the Project Work Statement for such Project.

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                  Section 3.4. SERVICES PREVIOUSLY REQUESTED. The Parties
acknowledge that, prior to the Effective Date, WWI requested, and WW.com has begun to provide, certain services consistent with the Services as defined herein. Annexed hereto are preliminary work statements describing the Service Projects performed and to be performed for the years 2000 and 2001. (See Annex A, attached hereto and made a part hereof.) Within a reasonable period following the execution of this Agreement, the Parties shall negotiate and execute Project Work Statements for each such Service Project in a manner that is consistent with the terms and provisions of Section 3.2 hereof.

                  Article 4. PARTIES' OBLIGATIONS.

                  Section 4.1. MUTUAL OBLIGATIONS. Subject to the approval process and the limitations set forth in the License Agreement, WWI and WW.com shall cooperate to promote the Site and traffic to the Site, including without limitation, through marketing, advertising, public relations and press activities, and facilitate an efficient and effective integration and delivery through the Site and the Electronic Medium of all Licensed Property.

                  Section 4.2. WW.COM OBLIGATIONS. In additional to its obligations under the License Agreement, WW.com:

                  (a) shall provide all day-to-day management and oversight of the Site, and display approved materials related to Services under this Agreement;

                  (b) shall not change, modify, supplement or remove from the Site any Licensed Property related to Services performed under this Agreement without the prior written approval of WWI , which such approved changes, modifications or supplements shall constitute "Derivative Works" for all purposes under the License Agreement; and

                  (c) shall comply at all times with all statutes, laws, rules, directives, regulations and sound industry practice pertaining to the operation of the Site, including without limitation any of the foregoing with respect to export controls and data privacy, and shall obtain all necessary third-party consents and approvals.

                  Article 5. DISPUTE RESOLUTION.

                  Section 5.1. INTERNET OPERATING COMMITTEE. In the event that a dispute arises regarding the Licensed Property to be used in connection with the provision of Services pursuant to this Agreement, either Party shall have the right to submit such a dispute for resolution to the Internet Operating Committee (as defined in the License Agreement) in accordance with the procedures set forth in Section 4.5 of the License Agreement. For the avoidance of doubt, such disputes shall not be subject to arbitration pursuant to Section 5.2, EXCEPT that a party may appeal, pursuant to Section 5.2, the findings and opinion of the CEO (or that person's appointed

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                                                                           2
delegate) under Section 4.5 of the License Agreement solely on the ground that such findings and opinion were rendered in bad faith.

                  Section 5.2. ARBITRATION.

                  (a) Subject to Section 5.1, in the event a controversy, claim or question of interpretation (each, a "Claim") arises with respect to either Party's obligations under this Agreement, or in the event that either Party believes the other Party has breached any provision hereof or defaulted any of its obligations hereunder (each, a "BREACH"), the Party making such Claim or alleging such Breach (the "FIRST PARTY") shall provide the other Party (the "SECOND PARTY") with written notice specifying the nature of such Claim or Breach in reasonable detail and specifying any corrective action the First Party desires the Second Party to undertake.

                  (b) Within five (5) days after receipt of such written notice, the Second Party shall provide written notice to the First Party of its intent to take the requested corrective action and promptly shall (i) initiate such corrective action at its sole cost and expense or (ii) provide written notice to the First Party explaining why it does not believe such requested corrective action is required under this Agreement.

                  (c) If (i) the Second Party has not complied with requested corrective action within thirty (30) days after receipt of written notice from the First Party; (ii) the Claim or Breach alleged is not capable of cure within thirty (30) days; (iii) the Second Party does not use its best efforts to cure such breach within such thirty (30) day period and make substantial progress toward cure; or (iv) the Second Party has indicated in writing its intent not to take such requested corrective action; then the First Party shall have the right to refer such Claim or dispute regarding a Breach to arbitration for final resolution.

                  (d) Any Claim or dispute regarding a Breach referred to arbitration for resolution shall be finally settled under the International Rules of the American Arbitration Association (the "RULES") by three arbitrators appointed in accordance with the Rules. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction. Any award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. The arbitrators shall have the authority to award any relief or remedy available under applicable law, including without limitation specific performance of any obligation created hereunder, the awarding of punitive damages, the issuance of injunctive or other provisional relief, or the imposition of sanctions. Unless otherwise agreed by the Parties, the place of such arbitration shall be the Borough of Manhattan in The City of New York.

                  Section 5.3. SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The Parties acknowledge and agree that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages may be an insufficient remedy. Consequently, each Party agrees that the other may seek specific performance (in addition to damages) as a remedy for the enforcement hereof without proof of

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actual damages. In addition, the Parties acknowledge that the arbitration undertaking set forth in Section 5.2 above shall not preclude them from seeking an injunction or other restraining order from any court of competent jurisdiction without proof of actual damages pending the outcome of such arbitration proceeding.

                  Article 6. PAYMENTS AND FEES.

                  Section 6.1. AMOUNT. In exchange for the provision of Services as set forth herein, and beginning on January 1, 2001, WWI shall pay to WW.com quarterly in arrears, within thirty (30) days of WWI's receipt of the Report and Officer's Certification set forth in Section 6.3, all Expenses incurred during such calendar quarter by WW.com in connection with WW.com's provision thereof PLUS a fee of ten (10) percent of Expenses (except for travel and living expenses, which shall be paid strictly at cost) ("FEES"). WWI shall not be obligated to pay WW.com any Expenses or Fees for any Services performed prior to January 1, 2001.

                  Section 6.2. METHOD OF PAYMENT. Unless otherwise agreed by the Parties in writing, all payments due under this Agreement shall be made by wire transfer of immediately available funds to an account specified by WW.com to WWI.

                  Section 6.3. ACCOUNTING. During the Term, WW.com shall prepare in accordance with U.S. generally accepted accounting principles a full and accurate statement setting forth, with respect to each previous calendar quarter, all expenses incurred thereby in connection with its provision of Services (the statement, a "REPORT"). An appropriate officer of WW.com shall certify in writing that each such Report is complete and correct (such certification, an "OFFICER'S CERTIFICATION"). WW.com shall provide such Report and Officer's Certification to WWI within thirty (30) days after the end of each calendar quarter.

                  Section 6.4. RECORDS. WW.com shall keep and maintain at its U.S. corporate headquarters or, to the extent any Services are rendered in or directed toward another jurisdiction, the corporate headquarters for WW.com in any other jurisdiction complete books and records of expenses incurred thereby in connection with its provision of any Services requested by WWI pursuant to this Agreement, which records shall be maintained separately within WW.com's books from records relating to any other expenses incurred by WW.com in connection with the conduct of its business. Such books and records shall, in all instances, be maintained in accordance with U.S. generally accepted accounting principles in addition to any other books and records Licensee may maintain for other purposes. During the Term, for a period of three (3) years and ninety (90) days after each calendar year ("REPORTING CYCLE"), WW.com shall keep all such books and records pertaining to such year in good order and available for inspection by WWI pursuant to the procedures set forth in this
Article 6. After each Reporting Cycle, no amounts within such period may be disputed by WWI, and such records may be discarded at WW.com's sole discretion.

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                  Section 6.5. AUDIT AND INSPECTION. WWI or its duly authorized representatives shall have the right, no more than one (1) time in any given calendar quarter, to inspect or audit the above books and records at WW.com's U.S. corporate headquarters or WW.com's corporate headquarters for a particular foreign jurisdiction in which WW.com provides, or at which WW.com directs, any Services pursuant to this Agreement, at any time during normal business hours and upon reasonable advance notice. If any such audit reveals that WW.com has overcharged WWI during any applicable period for any Services performed by WW.com, WW.com shall forthwith (i) refund to WWI the amount of such overpayment plus an amount equal to 50% of such overpayment, and, (ii) if WW.com has overcharged WWI in an amount that is ten percent (10%) or greater of the actual amount of expenses incurred by WW.com for any relevant period, WW.com also shall pay forthwith to WWI its reasonable out-of-pocket expenses incurred to conduct the audit, up to a maximum of $100,000 per audit.

                  Article 7. TERM AND TERMINATION.

                  Section 7.1. TERM. The term of this Agreement shall begin on the Effective Date and continue until such time as (i) the License Agreement is terminated pursuant to the terms thereof, or (ii) both parties agree in writing to an earlier termination (the "TERM").

                  Section 7.2. TERMINATION. Upon termination of this Agreement, WW.com and WWI shall cooperate so as to best preserve the value of the Licensed Property (including Derivative Works), and to preserve, copy, transmit and/or transfer same as per WWI's reasonable instructions. Without limiting the generality of the foregoing, WW.com shall use all reasonable efforts to facilitate the copying, transmittal and/or transfer to WWI of all software and other technology relating to any functionality or features created or developed pursuant to this Agreement in which any Licensed Property (including Derivative Works) is incorporated or embodied, PROVIDED that (i) WWI shall pay all additional costs, if any, associated with obtaining WWI's right to use any such software and other technology owned by third parties in connection with such copying, transmittal and/or transfer and WW.com shall use its reasonable efforts to assist WWI in obtaining such rights; and (ii) effective upon and surviving the termination of this Agreement, WW.com hereby grants WWI a non-exclusive, non-transferable, sublicensable (to the extent necessary to accomplish such copying, transmittal and/or transfer) royalty-free license to use any such software and other technology owned by WW.com for such copying, transmittal and/or transfer.

                  Article 8. REPRESENTATIONS AND WARRANTIES.

                  Section 8.1. REPRESENTATIONS AND WARRANTIES OF WWI AND WW.COM. WWI and WW.com each represents and warrants to the other Party that:

                  (a) This Agreement is a legal, valid and binding obligation of the warranting Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting

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creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

                  (b) The warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

                  (c) The warranting Party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms, and is not required to secure the consent, approval or waiver of any third party with respect to such performance.

                  Section 8.2. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WW.COM. WW.com represents and warrants that all Services pursuant to this Agreement shall be of good quality, consistent with the services offered by each of WWI and WW.com, unless WWI expressly requests that such Services be provided at a different level or standard of quality. To the extent WW.com receives any warranties pertaining to the quality of any goods or services provided by any third parties in connection with its provision of the Services, WW.com shall take all reasonable steps to insure that such warranties cover or apply to WWI.

                  Article 9. INDEMNIFICATION.

                  Section 9.1. WW.COM'S OBLIGATIONS. WW.com hereby agrees that it shall indemnify, defend and hold harmless WWI and its Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "WWI INDEMNIFIED PARTIES") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, interest, penalties and reasonable costs and expenses, including, without limitation, reasonable attorneys' fees (collectively, "LOSSES") imposed on, sustained, incurred or suffered by any of the WWI Indemnified Parties relating to or arising out of (i) any Action filed by any third Person that arises out of any Services provided by WW.com to WWI pursuant to this Agreement, unless such Losses are covered by the indemnity in
Section 9.2 below, and (ii) any negligent, reckless or willful misconduct on the part of WW.com or any of its employees or agents in connection with such Services.

                  Section 9.2. WWI'S OBLIGATIONS. WWI hereby agrees that is shall indemnify, defend and hold harmless WW.com and its Affiliates and their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs and successors (the "WW.COM INDEMNIFIED PARTIES") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by any of the WW.com Indemnified Parties relating to or arising out of any Action brought by any third Person that arises out of (i) WW.com's use of any materials or information provided by WWI or used by WW.com at WWI's direction in connection with WW.com's provision of any requested Services, and (ii) any negligent, reckless or willful misconduct on the part of WWI, its Affiliates or Franchisees and any employees or

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                                                                           9

agents thereof, in connection with the provision of such materials or direction for their use by WW.com.

                  Article 10. ASSIGNMENT. Unless expressly permitted by WWI prior to the provision thereof, WW.com personally shall provide all Services requested by WWI pursuant to this Agreement, and WW.com shall not assign any of its rights or obligations hereunder to any other Person, provided, however, that WW.com can provide the Services by using, on a subcontracting basis, the same hosting and communication service providers that it may use for portions of the Site related to the conduct of its Business in the Electronic Medium. Any purported assignment made in contravention of this Article 10 shall be null and void.

                  Article 11. CONFIDENTIALITY.

                  Section 11.1. CONFIDENTIAL INFORMATION. "Confidential Information" shall mean written or oral information about the disclosing Party's business or activities that is proprietary or confidential, which shall include without limitation all business, financial and technical information of a Party, marketing and advertising strategies, User lists, and any other information of a Party marked or designated by such Party as confidential information; PROVIDED THAT information shall not be considered Confidential Information of a Party if it can be shown that such information; (i) is known to the recipient on the date of disclosure directly or indirectly from a source other than the providing Party and other than a source having an obligation of confidentiality to the providing Party; (ii) thereafter becomes known (independently of disclosure by the providing Party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the providing Party; or
(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient.

                  Section 11.2. PROTECTION OF CONFIDENTIAL INFORMATION. The Parties acknowledge and agree that, in connection with the performance of this Agreement, each may have access to certain Confidential Information of substantial value to the other party, which value would be impaired and which value would be difficult to quantify if such information were disclosed to third parties. Consequently, both Licensor and Licensee agree that, except as expressly permitted in this Agreement or in the License Agreement, or agreed upon by the Parties pursuant to the approval process set forth in the License Agreement, neither Party may use in any way for its own account or for the account of any third party, nor disclose to any third party (other than an Affiliate where permitted by law), any such Confidential Information revealed to it by either Party, as the case may be. Licensor and Licensee further agree that each will use reasonable best efforts to protect the confidentiality of such Confidential Information. In the event of termination of this Agreement, there shall be no use or disclosure by either Party of any such Confidential Information in its possession, and all documents and materials incorporating, embodying, containing or otherwise pertaining to Confidential Information shall be returned to the rightful owner, or destroyed. The provisions of this Article shall survive the termination of this Agreement for any reason. Upon any breach or threatened breach of this Section 11.2, either

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Party shall be entitled to injunctive relief without need for proving irreparable harm and without need to post bond as security.

                  Section 11.3. PERMITTED DISCLOSURE. The Parties acknowledge and agree that each may disclose Confidential Information: (i) as required by law, regulation or court order; (ii) to their respective directors, officers, employees, attorneys, accountants, and other advisors, who are under an obligation of confidentiality, on a "need-to-know" basis; or (iii) in connection with disputes or litigation between the Parties involving such Confidential Information, in which case each Party shall endeavor to limit disclosure to such purpose. In the event a Party is required by law, regulation or court order to disclose any of the other Party's Confidential Information, such Party will promptly notify the other Party in writing prior to any such disclosure in order to facilitate seeking a protective order or other appropriate remedy from the proper authority. The disclosing Party agrees to cooperate with the other Party in seeking such order or other remedy. The disclosing Party further agrees that if such Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information as it is required to disclose.

                  Article 12. MISCELLANEOUS PROVISIONS.

                  Section 12.1. RELATIONSHIP OF PARTIES. This Agreement shall not be construed to create a joint venture, partnership or the relationship of principal and agent between any of the parties hereto, nor to impose upon any party any obligations for any losses, debts or other obligations incurred by another party, except as expressly set forth herein.

                  Section 12.2. NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or internationally recognized overnight courier service or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  If to WWI:

                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, NY  11797
                  Attention:  Chief Executive Officer
                  Telecopy:  (516) 390-1795

                  with copies to:

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                                                                           11


                  Weight Watchers International, Inc.
                  175 Crossways Park West
                  Woodbury, NY  11797
                  Attention:  General Counsel
                  Telecopy:  (516) 390-1795

                  If to WW.com:

                  WeightWatchers.com, Inc.
                  888 Seventh Avenue, 8th Floor
                  New York, New York 10106
                  Attention:  Chief Executive Officer
                  Telecopy:  (212) 315-0709

                  with a copy to:

                  WeightWatchers.com, Inc.
                  888 Seventh Avenue, 8th Floor
                  New York, New York 10106
                  Attention:  General Counsel
                  Telecopy:  (212) 315-0709

                  Section 12.3. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

                  Section 12.4. SURVIVAL. Articles 6 (to the extent relating to Fees accruing prior to such event), 9, 11 and 12 and Sections 5.2, 5.3 and 7.2 shall survive the suspension, expiration or termination of this Agreement.

                  Section 12.5. FURTHER ASSURANCES. WWI and WW.com agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence and effectuate the performance of the Services as set forth in this Agreement.

                  Section 12.6. ENTIRE AGREEMENT. This Agreement, including the Schedule, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                  Section 12.7. AMENDMENTS. This Agreement (including this
Section 12.7) may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

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                  Section 12.8. HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

                  Section 12.9. WAIVER. No failure of a Party to insist upon strict compliance by the other with any obligation or provision hereunder, and no custom or practice of the Parties at variance with the terms hereof, shall constitute a waiver of such Party's right to demand exact compliance with the terms of this Agreement.

                  Section 12.10. SEVERABILITY. If any provision of the Agreement or the application thereof to any person or entity or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. If any court or government entity rules that any portion of this Agreement is invalid, illegal or unenforceable to any extent in a particular jurisdiction, such ruling shall not render such provision or this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  Section 12.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement, effective as of the date first above written.


                               WEIGHT WATCHERS INTERNATIONAL, INC.



                               By: /S/ ROBERT W. HOLLWEG
                                   --------------------------------------



                               WEIGHTWATCHERS.COM, INC.



                               By: /S/ SHARON A. FORDHAM
                                   --------------------------------------